Exhibit 10.26
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 1, 2009, between True North Finance Corporation, a Delaware corporation (“Company”), its successors and assigns, and Christopher E. Clouser (“Employee”).
WITNESSETH:
     WHEREAS, Company desires to retain Employee and Employee desires to be retained by Company, on the terms and subject to the conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
1.	Duties and Responsibilities. Company hereby retains Employee and Employee hereby accepts such position for the term and upon the conditions hereinafter set forth. In such capacity, Employee’s duties shall include acting as Chairman of the Company’s advisory, investment and corporate Boards, assisting the Company with networking and fundraising, identifying and recruiting new Company personnel, tactical planning, participating in digital and brand marketing and public relations efforts as needed, chairing a nominating committee of the Board of Directors, and such other business opportunities as are determined from time to time by the Company. Employee hereby accepts the above position and conditions thereto and agrees to devote substantial efforts to the performance of his duties hereunder and devote at least 60% of his working time and attention over the course of this Agreement to such duties and other activities as he may be assigned by Company from time to time.

2.	Term of Agreement. Company hereby agrees to retain Employee and Employee hereby agrees to serve Company as an Employee on the terms and subject to the conditions set forth herein for the period commencing on the effective date of this Agreement and continuing in effect for four (4) years from the date hereof.

3.	Compensation.
a.	Base Compensation. Subject to the provisions of this Agreement and Paragraph 3(d), Company shall agree to pay to Employee during the term of this Agreement base compensation at a rate of not less than $350,000 per annum (the “Base Compensation”), payable in equal monthly installments. During the term of this Agreement, Base Compensation shall be increased by a minimum of $50,000 per annum commencing on the 1st anniversary date hereof.

b.	Additional Compensation. Employee may earn additional incentive compensation during the term of this Agreement at the discretion of the

Company’s Board. Employee will also be eligible to participate in any benefits program offered to any other similarly situated employee.

c.	Option to Purchase Company Stock. Employee shall be granted non statutory stock options. A copy of the stock option agreement is attached hereto as Exhibit A. Employee will also be eligible to be granted stock options which may be granted to other Board members.

d.	Compensation Reduction. To the extent the Company is unable to secure an additional $250,000,000 in debt or equity financing by the 1st anniversary date hereof, Employee’s Base Compensation hereunder shall be reduced by 5% for each $10,000,000 the Company is short of $250,000,000 but, no event, shall Employee’s Base Compensation be reduced by more than 50%. For example, if the Company secures $200,000,000 in financing by the 1st anniversary date hereof, Employee’s Base Compensation shall be reduced by 25%.
4.	Expenses. Company will reimburse Employee in accordance with its written policies for all reasonable business-related expenses incurred in the performance of his duties hereunder, including his expenses for business entertainment, travel and similar items, upon presentation by Employee to Company of reasonable documented itemized accounts of such expenditures in a form consistent with Internal Revenue Service regulations.

5.	Confidential Information and Trade Secrets.
a.	Definition. The term “Confidential Information and Trade Secrets” means all information or compilations of information pertaining to Company that is kept and marked as confidential by the Company includes, without limitation, information whether it is marked confidential or not that derives independent economic value from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, excluding any such information that is (a) known to the general public, (b) in Employee’s possession prior to the commencement of this Agreement and (c) known to Employee from sources other than the Company.

b.	No Use or Disclosure. Employee acknowledges that during the term of this Agreement, Employee has been and may in the future be given access to or may become acquainted with, or develop Confidential Information and Trade Secrets. Employee agrees not to use or disclose (directly or indirectly) any Confidential Information and Trade Secrets of Company at any time or in any manner, except as required in the course of performing duties under this Agreement with Company. It is specifically agreed that Employee may not use or disclose Employee’s knowledge of Company’s past, present, and potential customer identities, customer demands, customer specifications, and other customer information to solicit, contract with, or perform work for those customers on behalf of Employee or another party.

Employee shall also take all steps necessary to ensure that it, its employees, and any other party working on its behalf, shall abide by the requirements of this paragraph of the Agreement.

c.	Restrictions on Documents and Equipment. All Confidential Information and Trade Secrets, documents, property, and equipment relating to the business of Company, whether prepared by Employee or otherwise coming into Employee’s possession, are the exclusive property of Company, and must not be removed from its premises except as required in the course of Employee’s performing its duties hereunder. All such Confidential Information and Trade Secrets, documents, property, and equipment must be returned to Company upon termination of this Agreement.

d.	No Use or Disclosure from Others. Employee agrees that Employee has not brought and will not bring with Employee to Company or use in the performance of Employee’s responsibilities at Company any materials or documents of a former employer or other third party that are not generally available to the public, unless Employee or Company has obtained written authorization from the former employer or third party for their possession and use.
6.	Covenants Not to Compete or Solicit.
a.	No Solicitation of Customers, Suppliers, Vendors. During the term of this Agreement and for a period of one (1) year after its termination for any reason, Employee agrees not to in any manner, whether directly or indirectly, solicit, contact, or initiate communications with customers, prospective customers, suppliers, or vendors of Company, or request, advise, or entice any such individual to cease doing business with Company, except in the performance of Employee’s duties under this Agreement. Notwithstanding the foregoing, Employee shall be permitted to solicit or contact such customers, suppliers or vendors of the Company with whom Employee had a pre-existing relationship with prior to the date of this Agreement, or whom Employee became acquainted with during the term of this Agreement other than as a result of Employee’s relationship with the Company; further provided, that Employee shall in no event be permitted to entice any such individual to cease doing business with the Company.

b.	No Hiring of Other Employees. During the term of this Agreement and for a period of one (1) year after its termination for any reason, Employee agrees not to employ, retain, or attempt to employ or retain (whether as an employee, Employee or otherwise), on Employee’s behalf or on behalf of others, any of Company’s other employees, Employees, or independent contractors, or request, advise, or entice any such individual to leave the employment of or association with Company.
7.	Termination.
a.	Termination With Cause.
i.	With Cause. Either Employee or Company may terminate this Agreement immediately for Cause upon written notice to the other party, stating the grounds therefore. For purposes of this Paragraph, “Cause” shall mean:
(a)	Employee’s or Company’s breach of a material term of this Agreement, which is not cured by Employee or Company within the thirty (30) day period prior to the proposed date of termination; or

(b)	Employee’s diversion of corporate opportunity, self-dealing, theft or embezzlement of Company assets, or intentional violations of law, as determined by the Board of Directors.
b.	Termination Upon Death or Disability. This Agreement shall be terminated immediately upon Employee’s death or disability. For purposes of this Agreement, “disability” shall be defined as Employee’s inability to provide services for Company for a period in excess of one hundred-twenty (120) days.

c.	Cooperation Upon Termination. Following notice of termination of this Agreement by either party, Employee shall fully cooperate with Company in all matters relating to the winding up of Employee’s pending work on behalf of Company and the orderly transfer of such pending work to such other individuals as may be designated by Company.

d.	Return of Materials Upon Termination. Upon termination of this Agreement, Employee shall return all Company property in its possession and/or control.
8.	Alternative Dispute Resolution. In the event of any dispute under this Agreement, Company and Employee agree to attempt to resolve the dispute by negotiation. In the event of a dispute under this Agreement, prior to pursuing any remedy otherwise available to a party, such party shall notify the other party of the dispute setting forth in reasonable detail the issues involved. For a period of sixty (60) days after such notice is given, the parties agree in good faith to attempt to resolve the dispute through negotiation. Such efforts shall include one meeting in person between Employee and a representative of Company having full authority to resolve the dispute. This provision shall not prohibit a party from seeking immediate injunctive relief.

9.	Mediation. Prior to either party commencing or serving a complaint or otherwise commencing a legal action regarding the terms hereof, the parties agree to select a mutually agreeable, neutral third party to help them mediate, for at least ninety (90) days, any dispute that arises under the terms of this Agreement. This provision shall not prohibit a party from seeking immediate injunctive relief.

10.	Indemnification.
a.	The Company shall defend the Employee, and hold it harmless against, any and all demands, claims, debts, actions, assessments, judgments, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) arising out of or relating in any way to the services provided by Employee to the Company under this Agreement (collectively referred to as the “Damages”), provided that the Employee was acting within the scope of their duties and were not guilty of intentional misconduct, willful neglect of the duties of the Employee’s position hereunder, or bad faith.

b.	Employee shall give prompt written notification to the Company of the commencement of any action, suit or proceeding relating to a claim for which indemnification pursuant to this Paragraph may be sought; provided, however, that no delay on the part of either Employee or Company in making the required notification shall relieve the other party from any liability or obligation under this Paragraph unless such notification delay shall have materially prejudiced that party. Within thirty (30) days after delivery of such notification, the notified party will, upon written notice thereof, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the requesting party, and the notified party will acknowledge in writing to the requesting party that the notified party shall indemnify the requesting party with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the requesting party in connection with such action, suit or proceeding. If the notified party does not so assume control of such defense due to conflicts of interest, the requesting party shall control such defense. The party not controlling such defense may participate therein; provided, that if the notified party assumes control of such defense and the requesting party is advised by counsel in writing that the notified party and the requesting party may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the requesting party shall be considered Damages for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The requesting party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the notified party which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the notified party for all liability with respect thereto, or (B) imposes any liability or obligation on the notified party). The notified party shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the requesting party, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the requesting party for all liability with respect thereto, or (B) imposes any liability or obligation on the requesting party).
11.	Notices. All notices hereunder shall be sent by registered or certified mail to the following addresses:

If to Company:	True North Finance Corporation
4999 France Avenue South, Suite 248
Minneapolis, MN 55410
Attn: Scott Carlson

If to Employee:	Christopher E. Clouser
11119 Wightman Drive
Wellington, FL 33414
or to such other address as either party may designate in writing to the other party.

12.	General. This Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs, executors and administrator of the parties hereto.

13.	Governing Law and Venue. The provisions of this Agreement shall be governed by the laws of the State of Minnesota and all disputes concerning this Agreement are to be adjudicated in federal or state court in Minnesota.

14.	Invalidity. If the scope of any of the provisions of this Agreement shall be broader than those permitted by law, then such provisions shall be enforceable to the extent permitted by law, and the invalidity of any provisions of this Agreement shall not affect the validity of any other provisions contained herein.

15.	Entire Agreement. This Agreement contains the entire agreement between the parties and may be changed only by an agreement in writing signed by all parties.

16.	Assignment. The rights and benefits of Employee hereunder are personal and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

17.	Remedies. If any arbitration, litigation, or other legal proceeding occurs between the parties relating to this Agreement, each party shall be responsible for their own costs and expenses, including attorney’s fees, incurred by such party.

18.	Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original (including executed copies sent via facsimile) and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.
“COMPANY”
True North Finance Corporation

By:	/s/ Todd A. Duckson Its: President
“EMPLOYEE”

CHRISTOPHER E. CLOUSER

/s/ Christopher E. Clouser

EXHIBIT A
NONQUALIFIED STOCK OPTION AGREEMENT
     THIS AGREEMENT is dated effective as of the grant date set forth on Exhibit A-1 attached hereto, between True North Finance Corporation, a Minnesota corporation (the “Corporation”), its successors and assigns, and the party listed on Exhibit A-1 (“Grantee”).
     WHEREAS, the Corporation desires to grant and the Grantee desires to accept the Nonqualified Stock Options to purchase Common Stock of the Corporation (as defined below);
     NOW THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:
1.	Grant of Options. The Corporation hereby grants to Grantee an Option to purchase from the Corporation all or any part of an aggregate amount of the shares of the Common Stock of the Corporation (the “Common Stock”), at the Option price and on other terms, as set forth in Exhibit A-1 attached hereto and made a part hereof. The date of this Agreement is the effective date of the grant. This Option is not intended to qualify as an Incentive Stock Option as described in Section 422 of the Internal Revenue Code of 1986 and is referred to as a Nonqualified Stock Option.

2.	Exercise Period. This Option shall vest and become exercisable in accordance with the schedule attached hereto as Exhibit A-1 and made a part hereof. All vested Options must be exercised on or before a date five (5) years from the date of the grant. Vesting shall continue in accordance with Exhibit A-1 unless accelarated or terminated as described in more detail below.

3.	Exercise of Option. The vested portion of this Option may be exercised only by written notice of intent to the Corporation at its office at 4999 France Avenue South North Sixth Street, Minneapolis, Minnesota 55410. Such notice shall state the number of shares of Common Stock in respect of which the Option is being exercised and shall be accompanied by payment for such Common Stock in cash, certified or cashier’s check or by personal check. A form of Notice of Exercise is attached hereto.

4.	Withholding. In the event that the Grantee elects to exercise this Option or any part thereof, and if the Corporation shall be required to withhold any amounts by reasons of any federal, state or local tax laws, rules or regulations in respect of the issuance of shares to the Grantee pursuant to the Option, the Corporation shall be entitled to deduct and withhold such amounts from any payments to be made to the Grantee. In any event, the Grantee shall make available to the Corporation, promptly when requested by the Corporation, sufficient funds to meet the requirements of such withholding; and the Corporation shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds available to the Corporation out of any funds or property due or to become to the Grantee.

5.	No Shareholder Rights. Grantee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance of a certificate or certificates for such shares.

6.	Investment Representation. Notice of the exercise of this Option shall include a representation that any of the Option shares purchased shall be acquired as an investment and not with a view to, or for sale in connection with, any public distribution.

7.	Compliance with Law and Regulations. The Grantee acknowledges that this Option may not be exercised until the Corporation has taken all actions then required to comply with all applicable federal and state laws, rules and regulations and any exchange on which the Common Stock may then be listed. The certificates representing the shares purchased upon the exercise of this Option may bear a legend in substantially the following form:

These shares have not been registered either under any applicable federal law and rules and resale will not be permitted under state law unless the shares are first registered under the Minnesota Securities Law. Further, no sale, offer to sell, or transfer of these shares shall be made unless a registration statement under the federal Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares.

8.	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the legal representatives, executors, administrators, successors and assigns of each party to this Agreement.

9.	Non-Transferability. This Option shall not be transferable otherwise than by will or the laws of descent and distribution and this Option may be exercised, during the lifetime of Grantee, only by Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of this Option contrary to the provisions of this paragraph or any attachment or similar process upon this Option shall be null and void and without effect.

10.	Termination of Relationship. If the Employment Agreement between Grantee and the Corporation is terminated without cause or with cause by Grantee (as those terms are defined in the parties Consulting Agreement), all further vesting shall cease immediately as of the date of the termination and Grantee shall have ninety (90) days from the date of the termination of the relationship to exercise any unexercised but vested options. Any unexercised but vested options that are not exercised within this time period shall be cancelled.

11.	Termination of Relationship for Cause. If the Employment Agreement between Grantee and the Corporation is terminated for cause (as that term is defined in the parties Employment Agreement), all further vesting shall cease immediately as of the date of termination and any unexercised but vested options as of the date of the termiation shall be cancelled.

12.	Vesting Upon Change of Control. If a Change of Control occurs (as defined below), all unvested options shall immediately vest and Grantee shall have one hundred-eighty (180) days to exercise any of those vested options. Any unexercised but vested options that are not exercised within this time period shall be cancelled.

13.	Complete Agreement. This Agreement sets forth the entire understanding of the parties hereto and shall not be amended, changed or terminated except by an instrument in writing signed by the parties to this Agreement.

14.	Counterparts and Governing Law. This Agreement may be executed in counterparts, and its validity, construction and performance, shall be governed by the laws of the state of Minnesota.

15.	Certain Definitions. For purposes of this Agreement, a “Change in Control” of the Corporation shall mean any of the following:
(i)	a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; or

(ii)	a merger or consolidation to which the Corporation is a party if, following the effective date of such merger or consolidation, the individuals and entities who were shareholders of the Corporation prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than fifty percent (50%) of the combined voting power of the surviving corporation following the effective date of such merger or consolidation.
         IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

TRUE NORTH FINACE CORPORATION

By:	/s/ Todd A. Duckson

Todd A. Duckson, President

GRANTEE

[Grantee’s signature is set forth on Exhibit A-1 attached hereto and made a part hereof.]

EXHIBIT A-1
OPTION TERMS

Name of Grantee:	Christopher E. Clouser

Date of Grant:	August 1, 2009

Number of Shares Granted:	10,000,000 Series B Common Shares (10% of total issued and outstanding Series B Common Shares of the Corporation as of the date of this Non-Qualified Stock Option Agreement)

Exercise Price:	The exercise price per share shall be equal to one cent ($0.01) per share.

Type of Option
(Qualified or Non-Qualified):	Non-Qualified

Vesting:	One half of the Options shall vest immediately and the other half upon the Company receiving $200,000,000 in new debt or equity financing but in no event later than the term of the Employment Agreement.

TRUE NORTH FINANCE		Accepted and agreed to by
CORPORATION		the undersigned Grantee)

By:	/s/ Todd A. Duckson	By:	/s/ Christopher E. Clouser

Todd A. Duckson, President		Christopher E. Clouser
[Please execute two copies of this Exhibit A-1
and return one copy to the Corporation.]

EXHIBIT A-1
OPTION TERMS

Name of Grantee:	Christopher E. Clouser

Date of Grant:	August 1, 2009

Number of Shares Granted:	10,000,000 Series B Common Shares (10% of total issued and outstanding Series B Common Shares of the Corporation as of the date of this Non-Qualified Stock Option Agreement)

Exercise Price:	The exercise price per share shall be equal to one cent ($0.01) per share.

Type of Option
(Qualified or Non-Qualified):	Non-Qualified

Vesting:	One half of the Options shall vest immediately and the other half upon the Company receiving $200,000,000 in new debt or equity financing but in no event later than the term of the Employment Agreement.

TRUE NORTH FINANCE		Accepted and agreed to by
CORPORATION		the undersigned Grantee

By:	/s/ Todd A. Duckson	By:	/s/ Christopher E. Clouser

Todd A. Duckson, President		Christopher E. Clouser
[Please execute two copies of this Exhibit A-1
and return one copy to the Corporation.]